Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Walker & Dunlop, Inc.:

We consent to the inclusion in the registration statement (No. 333-168535) on Form S-1/A of Walker and Dunlop Inc. of our report dated August 2, 2010, with respect to the consolidated and combined balance sheets of Walker & Dunlop (predecessor) as of December 31, 2009 and 2008, and the related statements of income, changes in members’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the financial statement schedule and to the reference to our firm under the headings “Summary Selected Financial Data,” Selected Financial Data,” and “Experts,” in the prospectus.

Our report refers to Walker & Dunlop’s change in 2008 of its method of accounting for written loan commitments with the adoption of SEC Staff Accounting Bulletin No. 109 (included in FASB ASC Subtopic 815, Derivatives and Hedging), and adoption of FASB Statement No. 159, Fair Value Option for Financial Assets and Financial Liabilities (included in FASB ASC Subtopic 825, Financial Instruments), for certain financial assets and liabilities.

/s/ KPMG LLP

McLean, Virginia

September 10, 2010